SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2009
AVALON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32629	52-2209310

(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation or
organization)

20358 Seneca Meadows Parkway,
Germantown, Maryland	20876

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 556-9900

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.02. Termination of a Material Definitive Agreement.
On May 1, 2009, Avalon Pharmaceuticals, Inc. (“Avalon” or the “Company”) and Merck & Co., Inc. (“Merck”) agreed to terminate the Exclusive License and Research Collaboration Agreement, dated March 5, 2007, by and between Avalon and Merck (the “Merck Agreement”) pursuant to the terms of the Merck Agreement. The termination of the Merck Agreement was effective on May 1, 2009. As part of the termination of the Merck Agreement, Merck has agreed to pay Avalon a termination payment of $4 million on or before May 8, 2009, which Avalon expects to receive by that date.
The Merck Agreement was terminated by Avalon and Merck in response to changes in research priorities by Merck relating to the subject matter of the research program.
Prior to its termination, the Merck Agreement provided that both parties would work exclusively with one another during the term of a research program related to the discovery and possible development of selective small molecule inhibitors for a target important in the development of cancer. In addition, under the Merck Agreement, Merck agreed to pay Avalon up to approximately $200 million in milestone payments if Avalon were to achieve all of the milestones under the agreement. The Merck Agreement also provided for the payment to Avalon by Merck of royalties on net sales of products marketed in the collaboration. The Merck Agreement did not provide for any minimum guaranteed payments to Avalon by Merck.
As a result of the termination of the Merck Agreement, Avalon will not receive any further payments from Merck under the Merck Agreement, and the research program between the parties has been terminated. In addition, neither party has any further obligation to work exclusively with the other regarding the subject matter of the research program, and Avalon has agreed to destroy certain materials delivered or provided to it by Merck and certain compounds relating to the research program in Avalon’s possession or control. Further, Avalon has agreed that it shall have no license rights to any Merck patent rights, Merck know-how or to Merck’s interest in any joint information or inventions resulting from the research program following the termination of the Merck Agreement.
Avalon does not have any other material relationship with Merck.
Section 2 — Financial Information
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The disclosure contained in Items 1.02 and 8.01 is incorporated herein by reference.
Section 8 — Other Events
Item 8.01. Other Events
Under the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated October 27, 2008, as amended, between Avalon, Clinical Data, Inc. (“Clinical Data”) and API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Clinical Data (“Merger Sub”), the $4 million payment to be received by Avalon from Merck is required to be used to pay down the outstanding balance of $4 million in short-term loans provided by Clinical Data to Avalon in connection with the anticipated merger of Avalon and Merger Sub contemplated by the Merger Agreement. As of April 30, 2009, a total of approximately $4.1 million in principal and accrued interest remained outstanding under these loans. Avalon intends to make loan payments totaling $4 million to Clinical Data promptly upon its receipt of the anticipated $4 million payment from Merck, which would reduce the outstanding balance of the Clinical Data loans by that amount.
Important Information for Investors and Stockholders
Avalon and Clinical Data have filed a joint definitive proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger. The joint definitive proxy statement/ prospectus was first mailed to Avalon stockholders on or about April 28, 2009. Investors and stockholders are urged to read the joint definitive proxy statement/prospectus because it contains important information about the proposed merger.
Investors and stockholders are able to obtain the joint definitive proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Avalon are available free of charge on the portion of the Avalon website titled “Investors” at www.avalonrx.com. Documents filed with the SEC by Clinical Data are available free of charge on the portion of the Clinical Data website titled “Investors” at www.clda.com.
Clinical Data, Avalon and their directors and executive officers may be deemed to be participants in the solicitation of proxies from Avalon stockholders. Information regarding Clinical Data’s participants is available in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2008 and its proxy statement for its 2008 Annual Meeting of Stockholders, which are filed with the SEC. Information regarding Avalon’s participants is available in Avalon’s Annual Report on Form 10-K for the year ended December 31, 2008, which is filed with the SEC. Additional information regarding interests of such participants is included in the joint definitive proxy statement/prospectus filed with the SEC. You can obtain free copies of these documents from Clinical Data and Avalon as indicated above.
Forward-Looking Statements
This report contains forward-looking statements that involve risks and uncertainties. Such statements are based on certain assumptions and actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. The information in this report should be read in conjunction with the Risk Factors set forth in Avalon’s 2008 Annual Report on Form 10-K and updates contained in subsequent filings Avalon makes with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avalon Pharmaceuticals, Inc.
Date: May 6, 2009	By:	/s/ Kenneth C. Carter
Kenneth C. Carter
President and Chief Executive Officer